Exhibit 10.8

DIRECTORS

SUPPLEMENTAL BENEFIT PLAN

LAKE SHORE SAVINGS AND LOAN ASSOCIATION

OCTOBER 1, 2001

DIRECTORS SUPPLEMENTAL BENEFIT PLAN

This Directors Supplemental Benefit Plan (the “Plan”), executed as of the 1st day of October, 2001, formalizes the understanding by and between LAKE SHORE SAVINGS AND LOAN ASSOCATION (the “Association”), a mutual savings association, and its Directors, hereinafter referred to as “Director(s)”, who shall be eligible to participate in this Plan by execution of a Directors Supplemental Benefit Plan Joinder Agreement (“Joinder Agreement”) in a form provided by the Association.

WITNESSETH:

WHEREAS, the Directors serve the Association as members of the Board of Directors; and

WHEREAS, the Association desires to honor, reward and recognize the Directors who have provided long and faithful service to the Association and to ensure the continued service on the Board by such Directors until retirement age; and

WHEREAS, the Directors wish to be assured that they will be entitled to a certain amount of additional compensation for some definite period of time from and after retirement from active service with the Association or other termination of service and wish to provide their beneficiaries with benefits from and after death; and

WHEREAS, the Association and the Directors wish to provide the terms and conditions upon which the Association shall pay such additional compensation to the Directors after retirement or other termination of service and/or death benefits to their beneficiaries after death; and

WHEREAS, the Association and the Directors intend this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income from such Directors; and

WHEREAS, the Association has adopted this Directors Supplemental Benefit Plan which controls all issues relating to Supplemental Benefits as described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Association and the Directors agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise.

1.1	“Accrued Benefit” means, with respect to any Plan Year, that portion of the Supplemental Benefit which is expensed and accrued as of the Valuation Date of such Plan Year under generally accepted accounting principles (GAAP), utilizing the benefits/years of service method. The Accrued Benefit for each Plan Year shall be set forth in each Director’s Joinder Agreement.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Actuarial Equivalent” or “Actuarial Equivalency” means the Accrued Benefit payable at the Director’s Benefits Age which differs in time of payment from the specific benefit provided under the Director’s Joinder Agreement but having the same value when computed using pre-retirement and post-retirement interest of 5.75%.

1.4	“Administrator” means the Committee.

1.5	“Association” means LAKE SHORE SAVINGS AND LOAN ASSOCIATION and any successor thereto.

1.6	“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Director’s Joinder Agreement to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Director will be deemed the Beneficiary.

1.7	“Benefit Age” shall be the age at which the Director becomes eligible to receive the Supplemental Benefit under the Plan. Such age shall be designated in the Director’s Joinder Agreement.

1.8	“Benefit Eligibility Date” shall be the date on which a Director is entitled to receive his Supplemental Benefit. A Director’s “Benefit Eligibility Date” shall occur on the 1st day of the month coincident with or next following the month in which the Director attains his Benefit Age designated in the Joinder Agreement.

1.9	“Benefits Determiner” shall mean a third party administrator or agent designated by the Committee.

1.10	“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order material breach of any provision of this Plan, or gross negligence in matters of material importance to the Association.

1.11	For these purposes, a “Change in Control” shall mean and include the following with respect to the Association:

(i)	a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Association to another entity which is not controlled by the Association, or a similar transaction occurs in which the Association, is not the resulting entity; or

(ii)	individuals who constitute the Board of Directors of the Association, on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board, shall be, for purposes of this clause (ii) considered as though he were a member of the Incumbent Board.

1.12	“Children” means the Director’s children, or the issue of any deceased child, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.13	“Committee” means the Committee appointed by the Board of Directors to administer the Plan.

1.14	“Director” means a Director of the Association.

1.15	“Disability Benefit” means the monthly benefit payable to the Director following a determination, in accordance with Subsection 3.6, that he is no longer able, properly and satisfactorily, to perform his duties as Director.

1.16	“Effective Date” of the Directors Supplemental Benefit Plan shall be October 1, 2001.

1.17	“Estate” means the estate of the Director.

1.18	“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in equal monthly installments commencing within thirty (30) days following the occurrence of the event which triggers distribution and continuing for One Hundred Eighty (180) consecutive months. For purposes of the Survivor’s Benefits payable hereunder, the Payout Period shall be One Hundred Eighty (180) consecutive months.

1.19	“Plan Year” shall mean each October 1 to September 30, commencing on October 1, 2001.

1.20	“Spouse” means the individual to whom the Director is legally married at the time of the Director’s death.

1.21	“Supplemental Benefit” means an annual amount payable to the Director pursuant to the Plan. The Supplemental Benefit to which an Director will become entitled upon the satisfaction of the applicable conditions shall be equal to the amount set forth in the Director’s Joinder Agreement.

1.22	“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount designated in the Director’s Joinder Agreement and subject to Subsection 3.4.

1.23	“Valuation Date” shall mean the date during the Plan Year on which the Director’s Accrued Benefit is determined for the Plan Year. The Valuation Date shall be September 30th of each Plan Year, and any other date so determined by the Committee.

SECTION II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility. Eligibility to participate in the Plan shall be limited to those Directors of the Association who are not also employees of the Association.

2.2	Participation. A Director’s participation in the Plan shall be effective upon completion of a Joinder Agreement by the Director and acceptance of the Joinder Agreement by the Committee. Participation in the Plan shall continue until such time as the Director terminates service with the Association, and as long thereafter as the Director is eligible to receive benefits under this Plan.

SECTION III

BENEFITS

3.1	Supplemental Benefit. If the Director is in the service of the Association until reaching his Benefit Age, the Director shall be entitled to the Supplement Benefit. Such Supplemental Benefit shall commence on the 1st day of the month following the Director’s attainment of his Benefit Age and shall be payable in monthly installments throughout the Payout Period. In the event a Director dies after commencement of the Supplemental Benefit payments but before completion of all such payments due and owing hereunder, the Association shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2	Death Prior to Benefit Age. If the Director dies prior to attaining his Benefit Age but while employed by the Association, the Director’s Beneficiary shall be entitled to the

Actuarial Equivalent of the Director’s Accrued Benefit. Such death benefit shall commence within thirty (30) days of the Director’s death and shall be payable in monthly installments throughout the Payout Period.

3.3	Voluntary or Involuntary Termination Other Than for Cause.

(a)	If the Director’s service with the Association is voluntarily or involuntarily terminated prior to the attainment of his Benefit Eligibility Date, for any reason other than for Cause, the Director’s death, disability, or following a Change in Control (as defined), the Director (or his Beneficiary) shall be entitled to his Accrued Benefit, as set forth in the Director’s Joinder Agreement. Such benefit shall commence on the Director’s Benefit Eligibility Date and shall be payable in monthly installments throughout the Payout Period. In the event the Director dies at any time after commencement of payments hereunder, but prior to completion of all such payments due and owing hereunder, the Association shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If the Director dies after his voluntary or involuntary termination of service occurring prior to his Benefit Eligibility Date, and prior to the commencement of benefits hereunder, but prior to completion of all such payments due and owing hereunder, the Association shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.4	Termination of Service Related to a Change in Control.

(a)

If the Director’s employments is terminated (either voluntarily or involuntarily) following or coincident with a Change in Control, the Director shall be entitled to his full Supplemental Benefit (as if he had remained in service until his Benefit Age). Such benefit shall commence on the 1st day of the month following his termination of service and shall be payable in monthly installments throughout the Payout Period. In the event that the Director dies at any time after commencement of the payments, but prior to completion of all such payments due and owing hereunder, the Association, or its successor, shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If, after such termination, the Director dies prior to commencement of the benefits hereunder, the Director’s Beneficiary shall be entitled to the Survivor’s Benefit which shall commence within thirty (30) days of the Director’s death. The Survivor’s Benefit shall be payable in monthly installments over the Payout Period.

3.5	Termination for Cause. If the Director is terminated for Cause, all benefits under the Director’s Joinder Agreement shall be forfeited and the Joinder Agreement shall become null and void.

3.6	Disability Benefit.

(a)

Notwithstanding any other provision hereof, if requested by the Director and approved by the Board of Directors, the Director who has not attained his Benefit Eligibility Date shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined by a duly licensed physician selected by the Association, that the Director is no longer able, properly and satisfactorily, to perform his regular duties as a Director on a continuous or sustained basis due to ill health, accident, disability or general inability due to age. If the Director’s service is terminated pursuant to this paragraph and Board of Director approval is obtained, the Director may elect to begin receiving the Disability Benefit in lieu of any benefit available under Section 3.3, which is not available prior to the Director’s Benefit Eligibility Date. The Disability Benefit shall equal the Actuarial Equivalent of the Director’s Accrued Benefit, which shall be calculated by the Benefits Determiner. The Disability Benefit shall be payable in monthly installments over the Payout Period commencing within thirty (30) days following the later of (i) the above mentioned disability determination and (ii) the approval of the Disability Benefit by the Board of Directors. In the event the Director dies while receiving payments pursuant to this Subsection, but prior to the completion of all payments due and owing hereunder, the Association shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If the Director dies after approval of the Disability Benefit by the Board of Directors but before the commencement of such payments, the Director’s Beneficiary shall be entitled to the Actuarial Equivalent of the Director’s Accrued Benefit, which shall be calculated by the Benefits Determiner. Such benefit shall be payable to the Beneficiary in monthly installments over the Payout Period commencing within thirty (30) days of the Director’s death.

3.7	Non-Competition During and After Service on the Board.

(a)	In consideration of the agreements of the Association contained herein and of the payments to be made by the Association pursuant hereto, the Director hereby agrees that, so long as he remains in the service of the Association, he will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Association unless the Directors participation therein has been consented to, in writing, by the Board of Directors.

(b)	The Director expressly agrees that, as consideration for the covenants of the Association contained herein and as a condition to the performance by the Association of its obligations hereunder, from and after any voluntary or involuntary termination of service, other than a termination of service in connection with a Change in Control pursuant to Subsection 3.4 and continuing throughout the entire Payout Period, as provided herein, he will not, without the prior written consent of the Association, become associated with, in the capacity of an employee, director, or officer, any bank holding company, bank, savings association or mortgage company with offices in Chautauqua County, New York, and/or any other counties in which the Association has offices, and which offers products and services competing with those offered by the Association.

(c)	In the event of a termination of the Director’s service related to a Change in Control pursuant to Subsection 3.4, paragraph (b) of this Subsection 3.7 shall cease to be a condition to the performance by the Association of its obligations under this Plan.

3.8	Breach. In the event of any breach by the Director of the agreements and covenants contained herein, the Board of Directors of the Association shall direct that any unpaid balance of any payments to the Director under this Plan be suspended, and shall thereupon notify the Director of such suspensions, in writing. Thereupon, if the Board of Directors of the Association shall determine that said breach by the Director has continued for a period of one (1) month following notification of such suspension, all rights of the Director and his Beneficiaries under this Plan, including rights to further payments hereunder, shall thereupon terminate.

SECTION IV

BENEFICIARY DESIGNATION

The Director shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Plan, shall be solely those of an unsecured general creditor of the Association. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Association those payments so specified under this Plan. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Association including any insurance policies or contracts which the Association may possess or obtain to informally fund this Plan. Any asset used or acquired by the Association in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Association. Any such assets shall be and remain, a general, unpledged, and unrestricted asset of the Association.

SECTION VI

RESTRICTIONS UPON FUNDING

The Association shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Director, his Beneficiaries, or any successor in interest to him shall be and remain simply a general unsecured creditor of the Association in the same manner as any other creditor having a general claims for matured and unpaid compensation. The Association reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Association decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Association reserves the absolute right in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Association. If the Association elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Association by freely submitting to a physical examination band by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VII

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Director nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payments of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Association’s liabilities shall forthwith cease and terminate.

SECTION VIII

ADMINISTRATION

8.1	Named Fiduciary and Administrator. The Association shall name a Committee of the Board of Directors as the Named Fiduciary and Administrator of this Plan. The Committee shall consist of not less than three persons. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

8.2	Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative as it sees fit and may from time to time consult with counsel who may be counsel to the Association.

8.3	Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4	Indemnity of Committee. The Association shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

SECTION IX

CLAIMS PROCEDURE AND ARBITRATION

9.1	Claims Procedure. In the event that benefits under this Plan are not paid to the Director (or to his beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Committee within sixty (60) days from the date payments are refused. The Committee shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial is based, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by Committee shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Committee in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. The Committee shall refer the claim to the Association’s full Board of Directors. The Board of Directors of the Association shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. The decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the Association’s decision is based.

9.2	Arbitration. If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION X

MISCELLANEOUS

10.1	No Effect on Director’s Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Association nor limit the right of the Association to deal with the Director without regard to the existence of the Plan.

10.2	State Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

10.3	Severability. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforce ability of the remaining provisions will not be affected thereby.

10.4	Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person, or Estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

10.5

Unclaimed Benefit. The Director shall keep the Association informed of his current address and the current address of his Beneficiaries. The Association shall not be obligated to search for the whereabouts of any person. If the location of the Director is not made known to the Association as of the date upon which any payment of any benefits may first be made, the Association shall delay payment of the Director’s benefit payment(s) until the location of the Director is made known to the Assocation; however, the Association shall only be obligated to hold such benefit payment(s) for the Director until the expiration of thirty-six (36) months. Upon expiration of the thirty-six (36) month period, the Association may discharge its obligation by payment to the Director’s Beneficiary. If the location of the Director’s Beneficiary is not made know to the Association by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Association may discharge its obligation by payment to the Director’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Association, the Director and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Director and/or Beneficiary under this Plan.

10.6	Establishment of Rabbi Trust. The Association may establish a rabbi trust into which the Association may contribute assets, subject to the claims of the Association’s creditors in the event of the Association’s “Insolvency”, until the contributed assets are paid to the directors and their Beneficiaries in such manner and at such times as specified in this Plan. Such rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to a rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement.

10.7	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Association, or as a member of the Board of Directors shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

10.8	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

10.9	Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Director to participate in or be covered by any other corporate benefit available to the Directors of the Association constituting a part of the Association’s existing or future compensation structure.

10.10	Suicide. Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall not be payable and this Plan shall become null and void with respect to the Director if the Director’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his Joinder Agreement.

10.11	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Association, its successors and assigns, and the Director, his successors, heirs, executors, administrators, and Beneficiaries.

10.12	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

SECTION XI

AMENDMENT/REVOCATION

11.1	Amendment. The Board of Directors may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Participant’s Accrued Benefit under the Plan, determined as of the date of Amendment. Any change in the Actuarial Equivalency factors shall not become effective until the first day of the calendar year which follows the adoption of the amendment and providing at least thirty (30) days’ written notice of the amendment to the Participant. Notwithstanding the above, following a Change in Control, this Plan shall not be amended, modified or revoked at any time, in whole or part, as to any Director, without the mutual written consent of the Director and the Association, and such mutual consent shall be required even if the Director is no longer in the service of the Association.

11.2	Termination. The Board of Directors may within the first twelve (12) months after the Plan’s Effective Date partially or completely terminate the Plan, if, as a result of changes in the tax laws, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Association.

SECTION XII

EXECUTION

12.1	This Plan and any and all properly executed Joinder Agreements set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.

12.2	This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Association has caused this Plan to be executed on the day and date first above written.

ATTEST:	LAKESHORE SAVINGS AND LOAN ASSOCIATION

/s/ BEVERLY J. MULKIN	By:	/s/ DAVID C. MANCUSO
Secretary	Title:	President/ CEO